Exhibit 10.01

THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT, 9

U.S.C. § ET SEQ., PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION,

AS MODIFIED PURSUANT TO SECTION 7.10 HEREIN.

ASSET PURCHASE AGREEMENT

ACQUISITION OF ASSETS OF

ICS SYSTEMS, INC.

BY

COMPUTER SOFTWARE INNOVATIONS, INC.

April 1, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of the 1 st day of April, 2008, by and among Computer Software Innovations, Inc., a Delaware corporation (“Buyer”), ICS Systems, Inc., a North Carolina corporation with its principal place of business in Colfax, North Carolina (“Seller”), and Michael Byers, the shareholder ( “Shareholder” ).

RECITALS:

WHEREAS, Seller is engaged in the provision of accounting software and support services to municipalities and other government users (the “Business”); and

WHEREAS, Buyer wishes to acquire substantially all of the properties and assets of Seller and the Business and assume certain obligations of Seller, and Seller wishes to convey such assets to Buyer, subject to such obligations and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to consummate said sale, the parties hereto agree as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS.

1.1 Sale of Assets.

(a) Subject to the provisions of this Agreement and except for those assets expressly excluded in subsection (b) (the “Excluded Assets”), Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.7 hereof), all of the properties, assets and business of Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation:

(i) all cash representing any and all monies received prior to the Closing Date for services to be performed after the Closing Date, and any other items for which services have been prepaid;

(ii) all accounts receivable representing any and all invoices or billings received or sent prior to the Closing Date for services to be performed after the Closing Date;

(iii) all assets shown or reflected on the Base Balance Sheet (as defined in Section 2.7 hereof) of Seller, other than those identified in paragraph (b) below;

(iv) all work in process (the “WIP”);

(v) all furniture, fixtures, machinery, equipment, supplies, and raw materials;

(vi) any rights of Seller in software developed or owned by Seller, including all versions, variations, modifications, enhancements, additions or replacements thereof, the source codes and object codes (in all media), all software program documentation and user materials, and all associated utilities and support software and any rights of Seller in any software licensed by it together with all software program documentation and user materials for such software (collectively, the “Software”), subject to the rights of all licensees of such Software;

(vii) any hardware and related products of Seller or used in connection with the Business, including all versions, variations, modifications, enhancements, additions or replacements thereof, and all hardware documentation and user materials (collectively, the “Hardware”);

(viii) all technical and descriptive materials relating to the acquisition, design, development, manufacture, use, support or maintenance of the Software or the Hardware, including the computer source and/or object code and program documentation and related materials to the extent Seller has rights therein (collectively, the “Technical Documentation”);

(ix) all business records and contracts, including project files and customer histories other than those identified in paragraph (b) below (the “Business Records”);

(x) all of Seller’s goodwill and intangible assets including, without limitation, all, customer lists, brochures, marketing literature, licenses, permits, processes, files and records; and

(xi) all of Seller’s intellectual property including, without limitation, all trademarks, trade names, service marks, logos, patents, copyrights, website and domain names, technology, trade secrets and other intangible assets used in the Business including, but not limited to, the exclusive right to use the name of Seller as all or part of a trade or corporate name (collectively, the “Intellectual Property”).

The assets, property and business of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the “Subject Assets.”

(b) The following assets shall be excluded from the Subject Assets as Excluded Assets:

(i) assets and property disposed of since the date of the Base Balance Sheet in the ordinary course of business;

(ii) Seller’s corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and shareholder, original tax returns and financial statements, such other records as have to do exclusively with Seller’s organization or stock capitalization, and copies of such documents of Seller which Seller deems necessary to substantiate its income and other tax returns;

(iii) all cash and marketable securities of Seller, except for cash representing invoices paid prior to the Closing Date for services to be performed after the Closing Date or other prepayments for services under Section 1.1(a)(i);

(iv) all benefit plans, if any, including the assets held by Seller under said benefit plans;

(v) all of Seller’s rights in or under insurance contracts;

(vi) all accounts receivable for any services performed by Seller prior to the Closing (“Accounts Receivable”);

(vii) all vehicles of Seller, if any; and

(viii) all the assets set forth on Schedule 1.1(b)(viii) hereto.

1.2 Assumption of Liabilities.

Upon the sale and purchase of the Subject Assets, with the exception of those matters listed in Schedule 1.2 hereto (the “Assumed Liabilities”), Buyer shall not assume and shall not be liable for any debt, obligation, responsibility or liability of Seller, or any Affiliate (as defined below), or any claim against any of the foregoing or against the Subject Assets of the Business arising prior to Closing, whether known or unknown, contingent or absolute, asserted or unasserted, or otherwise. Without limiting the foregoing sentence, Buyer shall have no responsibility with respect to the following, whether or not disclosed in the Base Balance Sheet or a Schedule, including without limitation:

(i) any liabilities and obligations related to or arising from the transactions with any officer, director or shareholder of Seller or any person or organization controlled by, controlling, or under common control with any of them (an “Affiliate”);

(ii) liabilities and obligations for taxes of any kind, including taxes related to or arising solely from the transfers contemplated hereby, which transfer taxes shall be the responsibility of Seller, provided, ad valorem property taxes due on the Subject Assets (or under any real or personal property lease) shall be prorated among Buyer and Seller based upon the number of days in the taxable period to which such ad valorem property taxes apply that each party owns the Subject Assets;

(iii) liabilities and obligations of Seller for damage or injury to person or property, including, without limitation, injuries to employees;

(iv) liabilities and obligations to employees of Seller, whether for accident, disability, or workers compensation insurance or benefits, benefits under employee benefit plans, or obligations related to or resulting from severance of employment by Seller;

(v) workmen’s liens on any of the Subject Assets;

(vi) liabilities incurred by Seller or Shareholder in connection with this Agreement and the transactions provided for herein, including counsel, broker and accountant’s fees, filing fees, transfer and other taxes, and expenses pertaining to Seller’s liquidation or the performance by Seller of its obligations hereunder;

(vii) liabilities of Seller related to environmental matters, including without limitation, liabilities associated with any disposal or use of hazardous materials or substances under Federal (including CERCLA) or state laws, common law or otherwise;

(viii) liabilities of Seller related to the Occupational Safety and Health Act (“OSHA”), or any other similarly applicable state law, and liabilities for healthcare expenses incurred prior to Closing;

(ix) liabilities of Seller with respect to any options, warrants, agreements or convertible or other rights to acquire any shares of its capital stock of any class or under any benefit plans;

(x) liabilities of Seller regarding any products manufactured or distributed by Seller prior to the Closing Date; and

(xi) any other liabilities arising out of facts or circumstances existing prior to the Closing Date or the operation of Seller’s Business prior to the Closing Date, save and except to the extent, if any, included within the Assumed Liabilities.

1.3 Consideration and Payment. In consideration of the sale, transfer, conveyance, assignment and delivery of the Subject Assets by Seller to Buyer, and in reliance upon the representations and warranties made herein by Seller and Shareholder, Buyer will, in full payment therefor, pay to Seller the following consideration (collectively, the “Consideration”): (i) One Million Three Hundred Sixty Nine Thousand and No/100ths Dollars ($1,369,000.00) in cash or by wire transfer or other immediately available funds at the Closing (the “Cash Payment”); and (ii) the issuance to Seller, or the Shareholder as its permitted assign, of that certain number of shares of common stock of Buyer, the collective value of which at Closing shall be Two Hundred Thirty Thousand and No/100ths Dollars ($230,000.00)(the “Stock”). The final number of shares of Stock shall be determined at Closing by dividing Two Hundred Thirty Thousand and No/100ths Dollars ($230,000.00) by the average of the single high and single low stock price per share for shares of Stock then being publicly traded in the ten (10) trading days prior to Closing.

1.4 Delivery of Noncompetition Agreement. At the Closing, the Shareholder and Seller shall enter into a confidentiality and noncompetition agreement with and for the benefit of Buyer (collectively, the “Noncompetition Agreements”), in the form attached hereto as Exhibit A.

1.5 Delivery of Employment Agreements. At the Closing, Elizabeth H. Byers, James B Foster and James E. Sacksshall enter into employment agreements with Buyer (the “Employment Agreements”), in the form attached hereto as Exhibit B.

1.6 Delivery of Consulting Agreement. At the Closing, Michael Byers shall enter into a consulting agreement with Buyer (the “Consulting Agreement”), in the form attached hereto as Exhibit C.

1.7 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Leatherwood Walker Todd and Mann, P.C., Greenville, South Carolina, on Monday, March 31, 2008 but with an effective date and time of 12:01 a.m. on Tuesday, April 1, 2008 (the “Closing Date”); provided, however, that the Closing may be postponed for such period as mutually agreed by the parties. Notwithstanding the foregoing, the parties acknowledge and agree that although the physical location of the Closing shall be in Greenville, South Carolina, each of the parties that desire to do so may execute and deliver all documents and instruments at Closing by facsimile or other mutually agreeable method of transmission with originally executed documents to be delivered separately.

1.8 Transfer of Subject Assets; Proration.

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets including bills of sale, assignments of contracts, leases, and such other instruments of transfer as may be required. Such instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereto) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance satisfactory to counsel for Buyer, and (iii) except as expressly provided herein, shall effectively vest in Buyer good and marketable title to all the Subject Assets and all of Seller’s rights and interest therein free and clear of all liens, restrictions and encumbrances, except liens for taxes not yet due and payable, it being understood that Seller shall procure and deliver at the Closing such certificates or other confirmations from the taxing authorities of the State of North Carolina as are generally issuable by such authorities regarding Seller’s payment of taxes prior to the Closing, and, provided further, that Seller shall, after the Closing, promptly pay when due such taxes as are not included in the Assumed Liabilities.

(b) At the Closing, Buyer and Seller shall prorate as of the Closing Date all rents, utilities and other charges affecting the Subject Assets so that amounts attributable to periods prior to the Closing Date are borne by Seller (or, in the case of any benefits, received by Seller) and amounts attributable to periods commencing on the Closing Date are borne by Buyer (or, in the case of any benefits, received by Buyer).

1.9 Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Buyer all of Seller’s leases, contracts, commitments and rights, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer at the Closing all of Seller’s Business Records, tax returns for the five (5) years prior to the Closing, books and other data relating to the Subject Assets, and the Business and operations represented thereby (except corporate records, original tax returns and financial statements, and other property of Seller excluded under Section 1.1(b)) and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the assets and Business of Seller. After the Closing, Buyer shall afford to Seller and its accountants and attorneys reasonable access to the books and records of Seller delivered to Buyer under this Section 1.9, all of which shall be retained by Buyer until December 31, 2015, and shall permit Seller to make extracts and copies therefrom for the purpose of preparing such tax returns of Seller as may be required after the Closing and for other proper purposes approved by Buyer. Similarly, after the Closing, Seller shall afford to Buyer and its accountants and attorneys reasonable access to the books and records of Seller retained by Seller under Section 1.1(b) and shall permit Buyer to make extracts and copies therefrom for any proper purpose.

1.10 Change of Name. Immediately following the Closing, Seller shall file with the Secretary of State of North Carolina an amendment to its Charter (as hereafter defined) changing its name to a name which does not include the phrase “ICS Systems” or the word “ICS” or any derivation or permutation thereof, or any name confusingly similar to the name of Buyer or any of its subsidiaries or divisions (such names to be provided to Seller upon request). In connection with the Closing, Seller shall deliver to Buyer a statement consenting to the use of the name “ICS Systems” or “ICS” by Buyer or any affiliate thereof, or shall have taken such other steps within Seller’s power to permit Buyer or any affiliate thereof to use the name.

1.11 Further Assurances. Seller and Shareholder from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.8) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets. To the extent that the assignment of any lease, contract, commitment or right shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof except to the extent such consent is obtained; however, Seller shall use its best efforts before and after the Closing to obtain any necessary consents or waivers to assure Buyer of the benefits of such leases, contracts, commitments or rights. Seller shall cooperate with Buyer to permit Buyer to enjoy Seller’s rating and benefits under the worker’s compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller.

1.12 Tax Returns. Seller shall promptly prepare and file on or before the due date or any extension thereof all required Federal, state and local tax returns with respect to Seller’s operations prior to the Closing, all of which shall be subject to and consistent with the allocations determined in accordance with Section 1.13 hereof. Seller shall provide Buyer with copies of all such tax returns, the contents of which shall be kept confidential by Buyer unless disclosure is otherwise required by law, subpoena, court order or governmental audit.

1.13 Allocation of Consideration. The Consideration payable by Buyer for the Subject Assets pursuant to and valued in accordance with Section 1.3 and the face amount of the Assumed Liabilities assumed pursuant to Section 1.2 shall represent payment for the Subject Assets at the values shown on Schedule 1.13 hereto. The values reflected in Schedule 1.13 shall represent the fair market values of the Subject Assets at the Closing, to the best of the knowledge and belief of Buyer and the parties hereto agree that they will each timely file with the Internal Revenue Service Form 8594, Asset Acquisition Statement, reflecting such prices and they will not take a position inconsistent with such allocation for Federal income tax purposes. Any determination as to fair market value with respect to any of the Subject Assets shall be performed solely at the expense of Seller, and Buyer shall be required to incur no expense in connection with any obligation arising pursuant to this section.

1.14 Right to Hire Employees. Seller shall use its reasonable efforts to make available to Buyer all of Seller’s employees for hire at or after the Closing. Seller shall be responsible for all wages, benefits, severance obligations, vacation and sick leave accruals (if any such accruals exist) and other obligations for such employees relating to the period prior to the date such employee is no longer an employee of Seller. The standard procedure established in Section 4 of Revenue Procedure 84-77, 1984-2 C.B. 753, relating to employment tax returns and statements shall be adopted by Buyer for the employees of Seller hired by Buyer after Closing. In timely fashion, Seller agrees to furnish Buyer with information it has which Buyer needs to comply with this procedure. Buyer will be the “successor employer” for FICA/FUTA purposes.

1.15 Acknowledgement of Tax Liability. Seller acknowledges and agrees that upon the receipt by Seller of the Stock pursuant to and valued in accordance with Section 1.3 hereof, Seller shall incur tax liabilities on the value of the Stock as of the Closing Date. Seller acknowledges and agrees that Buyer shall have no liability to Seller regarding any tax liabilities resulting from the transfer of the Stock.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.

Seller and Shareholder, jointly and severally, hereby represent and warrant to Buyer as follows:

2.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of Seller’s Articles of Incorporation or equivalent document as amended to date (“Charter”), certified by the Secretary of State of the State of North Carolina and filed in the appropriate county in North Carolina as required by the North Carolina Business Corporation Act, and of Seller’s bylaws as amended to date, certified by Seller’s Secretary (or the equivalent), previously delivered to Buyer’s counsel, are, and will be at the Closing, complete and correct. Seller is not qualified to do business as a foreign corporation in any jurisdiction and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or otherwise) of Seller (a “Material Adverse Effect”).

2.2 Capitalization of Seller. All of the issued and outstanding capital stock of Seller is owned of record and beneficially by Shareholder.

2.3 Subsidiaries. Seller does not own, directly or indirectly, any capital stock of any corporation and has no subsidiaries. Except as reflected on the Financial Statements (as defined in Section 2.7(a) hereof) or set forth on Schedule 2.3 of that certain letter delivered by Seller and Shareholder to Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), Seller does not own securities issued by any other business organization or governmental authority and Seller is not a partner or participant in any joint venture or partnership of any kind.

2.4 Authorization of Transaction. Shareholder and Seller have the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including receipt of the requisite approval of the shareholder of Seller, has been taken by Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the Agreement has been executed and delivered by Seller and Shareholder, and the Agreement is the legal, valid and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms.

2.5 Present Compliance with Obligations and Laws. Seller is not: (a) in violation of its Charter or bylaws; (b) in default in the performance of any obligation, agreement or condition of any debt instrument which would (with or without the passage of time or the giving of notice) afford to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or any of its assets are bound; or (d) in violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to it or its business or assets or to which it is subject or by which any of its assets or business may be bound, where any such violation or default under any one or more of subparts (b), (c), or (d) of this Section 2.5, individually or in the aggregate, could have a Material Adverse Effect.

2.6 No Conflict of Transaction With Obligations and Laws. Except as disclosed in Schedule 2.6 of the Seller Disclosure Letter, neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of any provision of the Charter or bylaws of Seller; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person, (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument by Seller or to which Seller is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach by Seller or Shareholder of any other agreement, instrument or obligation to which Seller or Shareholder is a party or by which either or both or any of their respective assets are bound; (v) result in a violation of any law, regulation, administrative order or judicial order applicable to Seller or its business or assets or to which it is subject, or by which its assets or business may be bound; (vi) invalidate or adversely affect any permit, license or authorization used in Seller’s Business or (vii) result in the creation of any lien upon any of the assets of Seller.

2.7 Financial Statements.

(a) Seller has delivered or will deliver to Buyer at Closing (i) financial statements of Seller for the periods ended September 30, 2006 and September 30, 2007, and (ii) a balance sheet and income statement for the five (5) month period ended February 29, 2008 (the “Financial Statements”) all of which are complete and correct and fairly present in all material respects the financial position of Seller on the date of such statements and the results of its operations on the applicable basis for the periods covered thereby, and such Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved and prior periods, save and except as follows: certain deferred revenues are not GAAP; and GAAP requirements pertaining to financial statement footnotes have not been adhered to.

The balance sheet dated February 29, 2008 included in the Financial Statements is sometimes referred to hereinafter as the “Base Balance Sheet.”

(b) The books of account and other financial records of Seller: (i) have been maintained in accordance with good business and accounting practices, and reflect all items of income and expense and all assets and liabilities required to be reflected therein; and (ii) are in all material respects complete and correct, and do no contain or reflect any material inaccuracies or discrepancies.

2.8 Absence of Certain Changes and Undisclosed Liabilities.

(a) Except as set forth on Schedule 2.8(a) of the Seller Disclosure Letter, since the date of the Base Balance Sheet, Seller has operated the Business in the normal and ordinary course of business and there has not been any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of Seller which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably expected to have a Material Adverse Effect with respect to Seller.

(b) There are no Liabilities of Seller, other than Liabilities (i) reflected or reserved against on the Base Balance Sheet or (ii) disclosed on Schedule 2.8(b) of the Seller Disclosure Letter. For the purposed of this Section 2.8(b), “Liabilities” shall mean any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, legal action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

2.9 Payment of Taxes. Seller has duly and timely filed all federal, state, local, and foreign government income, excise, gross receipts or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns, and all other tax returns, reports and declarations, including valid extensions therefor, or estimated taxes required to be filed by it, with respect to all applicable taxes (“Tax Returns”) including without limitation, with respect to all income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding, severance, stamp, occupation, and windfall profit taxes, of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments (“Taxes”).

2.10 Title to Premises; Liens; Condition of Properties.

(a) Seller owns no real property.

(b) Seller has delivered to Buyer true, correct and complete copies of all material leases, subleases, rental agreements, tenancies or licenses related to any of the personal property.

(c) Except as specifically disclosed in Schedule 2.10(c) of the Seller Disclosure Letter or in the Base Balance Sheet, Seller has good and marketable title to all its owned personal property, free from liens, pledges and encumbrances and each of its leases is valid, binding and enforceable in accordance with its terms against Seller and, to the knowledge of Seller and Shareholder, against the other parties thereto, is subsisting and (subject to obtaining required consents) fully assignable by Seller, and no default by Seller exists thereunder, or to the knowledge of Seller and Shareholder, by any other party. Seller has not received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

(d) Except as otherwise specified in Schedule 2.10(d) of the Seller Disclosure Letter, to the knowledge of Seller and Shareholder, all machinery and equipment of Seller, and the HVAC system used by Seller, are in good condition, working order and repair, age and reasonable wear and tear excepted, are adequate for the uses to which they are put, have been maintained in accordance with the past practices of Seller’s business in a responsible manner as historically conducted, substantially conform with all applicable ordinances, regulations and zoning, safety or other laws, and do not encroach on property of others.

2.11 Work-in-Process; Accounts Receivable. All work in process of Seller existing as of the Closing Date hereof represent valid contracts for Seller’s services for which Seller, subject to applicable payment terms, is entitled to receive full payment.

2.12 Title to Intellectual Property.

(a) Except as set forth on Schedule 2.12(a)(i) of the Seller Disclosure Letter (the “Permitted Intellectual Property Encumbrances”), Seller owns good and marketable title, free and clear from all encumbrances, to the Intellectual Property. Seller has delivered to Buyer true, correct and complete copies of all of the Intellectual Property. There are no oral contracts, agreements, licenses, or other commitments or arrangements between Seller and any person or entity in effect which evidence any intellectual property rights, trade secrets, or other proprietary information, processes, or formulae used in, or incidental to, the sale, license, sublicense, development, manufacture, support or maintenance of, or arising from Software or Hardware, or otherwise necessary for the ownership or use of the Subject Assets.

(b) Schedule 2.12(b) of the Seller Disclosure Letter sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software and the Hardware which is owned by Seller. In no instance has the eligibility of the Software or the Hardware for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

(c) Schedule 2.12(c) of the Seller Disclosure Letter sets forth (i) the steps and methods that Seller has employed to protect its Intellectual Property and/or (ii) Seller’s Intellectual Property protection program. Seller has promulgated and used its best efforts to enforce such Intellectual Property protection program and/or protect its Intellectual Property. To the knowledge of Seller and Shareholder, there has been no material violation of such program by any person or entity or unauthorized disclosure of its Intellectual Property to any person or entity. The source code and system documentation relating to the Software owned by Seller (i) has at all times been maintained in confidence and (ii) has been disclosed by Seller only to employees and consultants having “a need to know” the contents thereof in connection with the performance of their duties to Seller.

(d) Except as set forth on Schedule 2.12(d) of the Seller Disclosure Letter, all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software, Hardware, Technical Documentation, or the Intellectual Property on behalf of Seller either (i) have been party to a “work-for-hire” arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

(e) No claims have been asserted by any person or entity to the use of the Subject Assets and neither Seller nor Shareholder know of any valid basis for any such claim. To the knowledge of Seller and Shareholder, the use of the Intellectual Property, such as patents and trademarks, by Seller does not infringe on the rights of any person or entity.

2.13 Adequacy of Technical Documentation. The Technical Documentation includes the object code, source code, system documentation, statements of principles of operation, and schematics for that portion of the Software which is owned by Seller, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Technical Documentation also includes any program (including compilers), “workbenches,” tools, and higher level (or “proprietary”) language used for the development, maintenance, and implementation of the Software. The Technical Documentation also includes the product manufacture documentation, statements of principles of operation, and schematics for the Hardware, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer hardware specialist.

2.14 Third Party Components in the Software and the Hardware.

(a) Software. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in the Software and the Technical Documentation. The Software and the Technical Documentation owned by Seller contain no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Software and the Technical Documentation owned by Seller do not contain derivative works of any programming or materials not owned in their entirety by Seller and included in the Subject Assets.

(b) Hardware. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party products and materials contained in the Hardware and the Technical Documentation. The Hardware and the Technical Documentation contain no other products or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Hardware and the Technical Documentation owned by Seller do not contain derivative works of any products or materials not owned in their entirety by Seller and included in the Subject Assets.

2.15 Third Party Interests or Marketing Rights in the Software and the Hardware. Seller has not granted, transferred, or assigned any right or interest in the Software, the Hardware, the Technical Documentation or the Intellectual Property to any person or entity, except as set forth on Schedule 2.15 of the Seller Disclosure Letter. Except as set forth in Schedule 2.15 of the Seller Disclosure Letter, all Material Contracts relating to the Software constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use an identified piece of Software and related user documentation, for internal purposes only, on a single central processing unit (CPU). There are no contracts, agreements, licenses, or other commitments or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software or the Hardware or any other Technical Documentation, or the Intellectual Property by any independent salesperson, distributor, sub licensor, or other remarketer or sales organization.

2.16 Labor and Employee Relations.

(a) Except as shown on Schedule 2.16(a) of the Seller Disclosure Letter, there are no currently effective consulting or employment agreements or other material agreements with individual consultants or employees to which Seller is a party. Complete and accurate copies of all such written agreements have been delivered by Seller to Buyer.

(b) None of the employees of Seller is covered by any collective bargaining agreement with any trade or labor union, employees’ association or similar association. Seller has complied with all applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, and payment of social security and similar taxes, except where failure to comply would not have a Material Adverse Effect. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, or claims of discrimination or unfair labor practices pending, or, to the knowledge of Seller and Shareholder, threatened, with respect to the employees of Seller.

(c) There are no complaints against Seller pending or, to the knowledge of Seller and Shareholder, threatened before the National Labor Relations Board or any similar state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of Seller.

(d) There is no contingent liability or accruals for sick leave, vacation time, severance pay or similar items not set forth on the Base Balance Sheet or on Schedule 2.16(d) of the Seller Disclosure Letter. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law or any notice requirement under any Federal or state plant closing law.

(e) There has not been any citation, fine or penalty imposed or asserted against Seller under any law or regulation relating to employment, immigration or occupational safety matters.

(f) Seller has furnished Buyer a complete and accurate list of all employees of Seller, their date of hire and their rate of compensation as of the date of this Agreement (including a breakdown of the portion thereof attributable to salary, bonus and other compensation). Except as previously disclosed to Buyer in writing, each of Seller’s employees is an employee at will and will be no longer employed by Seller on the Closing Date. Buyer may hire such of Seller’s then former employees on the day following the Closing Date as Buyer decides to hire upon such terms as determined by Buyer in its sole discretion. Seller shall be responsible for all severance and other employment related payments accrued as of the Closing Date.

2.17 ERISA and Employee Benefits

(a) Set forth on Schedule 2.17 of the Seller Disclosure Letter is a list of each employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”) which is or has been maintained for the benefit of employees of Seller.

(b) As of the Closing, none of the Subject Assets will be subject to any lien arising under ERISA, and Seller will not have any liability in respect to any Employee Benefit Plan for which Buyer could be held liable. For purposes of this Agreement, “Employee Benefit Plans” mean all pension, retirement, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, bonus, severance or termination pay, payroll practice, vacation, cafeteria, medical, group, life, health, accident, disability, death, or other employee benefit plans or arrangements, including (without limitation) any pension plan (within the meaning of Section 3(2) of ERISA) and any welfare plan (within the meaning of Section 3(1) of ERISA), covering any present or former employees, consultants, officers, or directors (or dependents or beneficiaries of any such persons) of Seller or to which Seller is a party or bound or by which Seller otherwise may have any liability to any present or former employee, consultant, officer, or director (or to any dependent or beneficiary of any such person) of Seller.

2.18 [Intentionally Deleted].

2.19 Permits. Seller holds and is in compliance with all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where failure to so comply would not have a Material Adverse Effect, and Seller has delivered to Buyer, true, correct and complete copies of all such licenses, permits, registrations, orders, authorizations, approvals and franchises and, except as indicated on Schedule 2.19 of the Seller Disclosure Letter, are now valid, in full force and effect, and, except as set forth in Schedule 2.19 of the Seller Disclosure Letter, Buyer shall have full benefit of the same. Seller has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise. Seller has not received any notification of non-compliance or violation with any such license, permit, registrations, order, authorizations, approvals or franchises.

2.20 Material Contracts.

(a) Seller has or has caused to be delivered to Buyer true, correct and complete copies all of the contracts and agreements (including oral and informal arrangements) of Seller having a financial consequence to Seller of more than Five Thousand and no/100ths Dollars ($5,000.00) and/or a maximum term, including extensions, of more than one (1) year and all agreements relating to Intellectual Property (collectively, the “Material Contracts”).

(b) Except as disclosed in Schedule 2.20(b) of the Seller Disclosure Letter, each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither Seller nor Shareholder have received any notice that Seller is in breach of or default under any Material Contract or that any event occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

(c) Except as disclosed in Schedule 2.20(c) of the Seller Disclosure Letter, no other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

(d) Except as disclosed in Schedule 2.20(d) of the Seller Disclosure Letter, there is no contract, agreement or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of Seller, including the Subject Assets.

2.21 Warranty or Other Claims. Except as set forth on Schedule 2.21 of the Seller Disclosure Letter, neither Seller nor Shareholder know of, or have reason to know of, any existing or threatened claims, or any facts upon which a claim could be based, against Seller for product that is defective or fails to meet any product warranty. No claim is being asserted against Seller for renegotiation or price redetermination of any business transaction, and neither Seller nor Shareholder have knowledge of any facts upon which any such claim could be based.

2.22 Litigation. Schedule 2.22 of the Seller Disclosure Letter sets forth an accurate and complete list of (a) all claims, actions, suits, arbitration or other proceedings or investigations (collectively, “Actions”) in the past five (5) years by or against Seller (or by or against any Affiliate, including Shareholder, relating to the Business or Seller), or affecting any of the Subject Assets or the Business, and (b) all Actions which to the knowledge of Seller or Shareholder are currently threatened to be brought. Except for matters described in Schedule 2.22, there are no Actions pending (or, to the knowledge of Seller and Shareholder, threatened) against Seller and there are no outstanding court orders, court decrees, or court stipulations to which Seller is a party or by which any of its assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) restrict the present business, properties, operations, prospects, assets or condition, financial or otherwise, of Seller, or (c) will result in any material adverse change in the business, properties, operations, prospects, or assets of Seller, on a standalone or consolidated basis. Neither Seller nor Shareholder has any reason to believe that any such claim, action, suit, arbitration or other proceeding or investigation may be brought against Seller.

2.23 Insurance. Seller maintains (i) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (ii) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in its industry. Seller has delivered to Buyer true, correct and complete copies of all policies of insurance maintained by Seller (including insurance providing benefits for employees) in effect on the date hereof, together with complete and correct information with respect to the premiums, coverages, insurers, expiration dates, and deductibles in respect of such policies. To the knowledge of Seller and Shareholder, such policies are sufficient for compliance with all requirements of law currently applicable to Seller and of all agreements to which Seller is a party, will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums. Except for amounts deductible under policies of insurance described on Schedule 2.23 of the Seller Disclosure Letter or with respect to risks assumed as a self-insurer and described on Schedule 2.23 of the Seller Disclosure Letter , Seller is not, nor has it been at any time, subject to any liability as a self-insurer of the businesses or assets of Seller that is reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 2.23 of the Seller Disclosure Letter, there are no claims pending or, to the knowledge of Seller and Shareholder, overtly threatened, under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. No notice of cancellation or termination has been received with respect to any such policy. Except as set forth on Schedule 2.23 of the Seller Disclosure Letter, Seller has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier with which it has applied for any such insurance or with which it has carried insurance.

2.24 Finder’s Fee. Neither Seller nor Shareholder has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

2.25 Disclosure of Material Information. Neither this Agreement nor any exhibit hereto or certificate issued pursuant hereto (including but not limited to the Seller Disclosure Letter) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of Seller. There is no fact known to Seller or Shareholder which adversely affects, or is likely to (so far as now can be reasonably foreseen) materially adversely affect, the business, condition (financial or otherwise) or prospects of Seller which has not been specifically disclosed herein.

2.26 Financial Risks. Each of the Seller and the Shareholder acknowledge that he, she or it is able to bear the financial risks associated with an investment in the securities being transferred as part of the Consideration of the transactions contemplated herein and that each has been given full access to such records of the Buyer and the subsidiaries and to the officers of the Buyer and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. Each of the Seller and the Shareholder is capable of evaluating the risks and merits of an investment in the securities being transferred from the Buyer by virtue of his, her, or its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and each is capable of bearing the entire loss of the securities being transferred from the Buyer.

2.27 Accredited Investor. Each of the Seller and the Shareholder is (i) an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers and professional advisors (who are not affiliated with or compensated in any way by the Buyer or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the securities being transferred to the Seller by the Company.

2.28 Knowledge of Buyer. The Seller, the Shareholder and their advisors, if any, have been, upon request, furnished with materials relating to the business, finances and operations of the Buyer and materials relating to the securities of the Buyer. The Seller, the Shareholder and their advisors, if any, have been afforded the opportunity to ask questions of the Buyer and have received complete and satisfactory answers to any such inquiries.

2.29 Risk Factors. Each of the Seller and the Shareholder understands that the investment in the securities of the Buyer involves a high degree of risk, and that it has reviewed and considered, among other risks, those risks and other information designated in the “Risk Factors” section of Buyer’s Form 10-K for the year ending December 31, 2007. The Seller and the Shareholder understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being transferred to the Seller by the Buyer. The Seller and the Shareholder warrant that they are able to bear the complete loss of its investment in the securities.

2.30 Investment Intent. The Seller (and the Shareholder if any stock is assigned to him) are acquiring the Stock for their own account as an investment and without an intent to sell, transfer or distribute the Stock.

2.31 Full Disclosure. No representation or warranty made by the Seller or Shareholder in this Agreement and no certificate or document furnished or to be furnished to the Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading subject to any limitation, qualification or caveat expressly contained in such statement. Except as set forth or referred to in this Agreement, Seller and Shareholder do not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Buyer.

2.32 Unregistered. The Stock has not been registered under the Securities Act or under the securities or “blue sky” laws of any state and thus the Seller (or the Shareholder, as applicable) must bear the economic risk of the investment indefinitely because the Stock may not be sold unless subsequently registered under the Securities Act and under any applicable state securities or “blue sky” laws, or unless exemptions from such registration requirements are available; registration under the Securities Act or under the securities or “blue sky” laws of any state is unlikely at any time in the future; Buyer is not obligated to file a registration statement under the Securities Act or under the securities or “blue sky” laws of any state; and Buyer has not covenanted to take any action necessary to make any exemption for sale of the Stock without registration available.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller and Shareholder as follows:

3.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer is, or prior to the Closing, will be duly qualified to transact business in the State of North Carolina.

3.2 Authorization of Transaction. Buyer has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including approval of the board of directors of Buyer, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and the transactions and agreements contemplated hereby and the same constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

3.3 No Conflict of Transaction with Obligations and Laws.

(a) Neither the execution, delivery and performance of this Agreement or any of the agreements contemplated hereby, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of Buyer’s Charter or bylaws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or obligation to which Buyer is a party or by which it or its assets are bound which would materially affect the performance by Buyer of its obligations under this Agreement; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to Buyer.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority, except for Buyer’s obligations to disclose under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

3.4 Finder’s Fee. Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

3.5 Authorization from Others. Buyer has obtained and delivered to Seller all authorizations, consents and permits of others required to permit the consummation by Buyer of the transactions contemplated by this Agreement and the agreements contemplated hereby.

3.6 Litigation. Except as set forth on Schedule 3.6 of that certain letter delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), there is no litigation pending or, to the knowledge of Buyer, threatened against Buyer which will have a material adverse effect on its properties, assets or business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

3.7 Stock. The Buyer’s common stock is traded on the over the counter market and quoted on the OTC Bulletin Board (the “OTCBB”). There is no action or proceeding by the OTCBB, the Securities and Exchange Commission, or any other person or entity, the intent of which is to restrict or terminate the trading of the Buyer’s common stock on the OTCBB, and Buyer has no knowledge that any such action or proceeding is threatened by any person or entity.

ARTICLE 4. RELATED TRANSACTIONS.

The parties agree that the transactions contemplated hereby are subject to the condition that in connection with the Closing the related transactions described below shall be consummated as of the Closing Date.

4.1 Instruments of Transfer. Seller shall have executed and delivered to Buyer good and sufficient instruments of transfer of title to all the Subject Assets, bills of sale, assignments of leases, title to vehicles subject to title registration, and such other instruments of transfer as may be required.

4.2 Delivery of Records and Contract. Seller shall have used all reasonable efforts to have delivered or caused to be delivered to Buyer all of Seller’s leases, contracts, commitments and rights, or such assignments thereof and consent to assignments as are necessary to ensure Buyer the full benefit of same. Seller shall also have delivered to Buyer all of Seller’s Business Records, tax returns for the five years prior to the Closing, books and other data relating to the Subject Assets, and the business and operations represented thereby (except corporate records, original tax returns and financial statements, and other Excluded Assets), all of which shall be retained by Buyer until December 31, 2015.

4.3 Change of Name. Seller shall have delivered to Buyer a consent in a form satisfactory for the Secretary of State of the State of North Carolina and the applicable county in North Carolina consenting to the use of the name “ICS” by Buyer or any affiliate thereof, or have taken such other steps as would permit Buyer to use the name “ICS”.

4.4 Noncompetition Agreement, Employment Agreements and Consulting Agreement. Buyer shall have entered into (i) Noncompetition Agreement with both Seller and Shareholder, the form of which is attached hereto as Exhibit A; (ii) Employment Agreements with Elizabeth H. Byers, James B. Foster and James E. Sacks, the form of which is attached hereto as Exhibit B; and (iii) a Consulting Agreement with Michael Byers, the form of which is attached hereto as Exhibit C.

4.5 Lease Agreement. Buyer shall have entered into a Lease Agreement with Elizabeth and Michael Byers for that certain office space located at 8518 Triad Drive, Colfax, North Carolina 27235, the form of which is attached hereto as Exhibit D.

4.6 Opinion of Seller’s Counsel. At the Closing, Buyer shall have received from Dan Sroka, counsel for Seller and Shareholder, an opinion dated as of the Closing, substantially in the form set forth as Exhibit E hereto.

4.7 Opinion of Buyer’s Counsel. At the Closing, Buyer shall have received from Leatherwood Walker Todd & Mann, P.C., counsel for Buyer, an opinion dated as of the Closing, substantially in the form set forth as Exhibit F hereto.

4.8 Stock Certificate. As part of the Consideration and in accordance with Section 1.3 hereof, Buyer shall have delivered to Seller a copy of a letter to Continental Stock & Transfer Company directing it to issue to Seller a stock certificate for the Stock as of the Closing Date, such certificate to be delivered by the transfer agent following Closing. Such certificate shall contain the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAW. THE SECURITIES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT AFTER SUCH SECURITIES HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS OR IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS IS AVAILABLE.

4.9 Cash Payment. Buyer shall have delivered to Seller the Cash Payment.

ARTICLE 5. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

5.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party to the other party or parties incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for the periods of indemnification under Article 6, regardless of any investigation and shall not merge in the performance of any obligation by the parties hereto.

5.2 Collection of Assets. Subsequent to the Closing, Buyer shall have the right and authority to collect all accounts receivables and other items transferred and assigned to it by Seller hereunder and to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items required to be transferred by it to Buyer pursuant to the provisions hereof.

5.3 Payment of Debts. Seller shall as promptly as possible after the Closing pay all debts and obligations not to be assumed by Buyer hereunder within their respective existing credit terms and Buyer shall as promptly as possible pay all debts and obligations to be assumed by Buyer hereunder within their respective existing credit terms.

ARTICLE 6. INDEMNIFICATION.

6.1 Definitions. For purposes of this Article 6:

“Losses” means all losses, damages (including, without limitation, punitive and consequential damages), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is forthcoming under Section 6.2 or Section 6.3 below, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

“Buyer’s Indemnified Persons” means Buyer, its parent, subsidiary and affiliated corporations, and their respective directors, officers, employees, Shareholder and agents.

“Indemnified Person” means any person entitled to be indemnified under this Article 6.

“Indemnifying Person” means any person obligated to indemnify another person under this Article 6.

“Sellers’ Indemnified Persons” means each of Seller and Shareholder.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

6.2 Indemnification by Seller and Shareholder. Subject to this Article 6, Seller and Shareholder, jointly and severally, agree to defend, indemnify and hold harmless Buyer’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(i) resulting from or arising out of any breach of any of the representations or warranties made by Seller or Shareholder in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(ii) resulting from or arising out of any breach of any of the representations or warranties made by Seller and Shareholder pursuant to (a) Section 2.10 as to title to assets; (b) Section 2.1 as to organization and qualification of Seller; (c) Section 2.4 as to authorization; (d) Sections 2.12, 2.13, 2.14, and 2.15 as to intellectual property rights; and (e) Section 2.21 as to warranties contained therein;

(iii) resulting from or arising out of any breach of any covenant or agreement made by Seller and/or Shareholder in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Seller and/or Shareholder on or before the Closing;

(iv) resulting from or arising out of any breach of any covenant or agreement made by Seller and/or Shareholder in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Seller and/or Shareholder after the Closing;

(v) in respect of any liability or obligation of Seller not included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances existing prior to the Closing or the operation of Seller’s Business prior to the Closing;

(vi) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Seller of any kind or description (including interest and penalties with respect thereto) for all periods or portions of periods ending on or before the Closing Date except for transfer taxes arising out of the transactions contemplated hereby;

(vii) resulting from or arising out of any Third Party Action, whether by a governmental authority or other third party for damages, including fines and penalties or clean-up costs or other compliance costs under any environmental law arising out of or caused in whole or in part by the operations of Seller prior to the Closing; or

(viii) resulting from or arising out of the fraud of Seller or Shareholder.

6.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Sellers’ Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

(i) resulting from or arising out of any breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(ii) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer on or before the Closing;

(iii) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer after the Closing;

(iv) in respect of any liability or obligation of Buyer included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances arising after the Closing or the operation of Buyer’s business prior to the Closing;

(v) resulting from or arising out of any liability, payment or obligation of Buyer arising out of any litigation or similar matter asserted against Buyer, in each case to the extent such litigation or other matter arose out of or relates to the business of Buyer after the Closing;

(vi) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Buyer of any kind or description (including interest and penalties with respect thereto) for all periods commencing after the Closing Date;

(vii) resulting from or arising out of any Third Party Action, whether by a governmental authority or other third party for damages, including fines and penalties or clean-up costs or other compliance costs under any environmental law arising out of or caused by the operations of Buyer after the Closing;

(viii) resulting from or arising out of any additional tax liability or obligation, penalties and interest, if any, of Seller or Shareholder resulting from a successful challenge by the Internal Revenue Service or North Carolina Department of Revenue to the allocation of the purchase price under Section 1.12 hereof; or

(ix) resulting from or arising out of the fraud of Buyer.

6.4 Limitations on Indemnification.

(a) Neither Seller, Shareholder nor Buyer shall have any indemnification liability under Section 6.2 or 6.3 unless one or more of the Indemnified Persons gives written notice to the Indemnifying Persons asserting a claim for Losses in accordance with Section 6.5 hereof, on or before the expiration of the period set forth below:

(i) for claims under clauses (i) and (iii) of Section 6.2 above, for a period of eighteen (18) months from the Closing Date;

(ii) for claims under Section 6.3 above, for a period of eighteen (18) months from the Closing Date; and

(iii) for claims under any other clause of Section 6.2 above, without limitation as to time subject to the expiration of the applicable statute of limitations.

(b) Except for Losses resulting from Third Party Actions (as hereinafter defined in Section 6.6 below) or those arising under Section 6.2(ii) above, neither Seller nor Shareholder shall be liable for any Losses with respect to matters set forth in Section 6.2 or otherwise in this Agreement until all Losses with respect to such matters exceed Ten Thousand Dollars ($10,000.00)(the “Basket”); provided, however, that in the event that the total of all Losses with respect to such matters exceeds Ten Thousand Dollars ($10,000.00), then Seller and Shareholder shall have joint and several liability with respect to the first dollar of such Losses; provided, further, however, that in no event shall the total amount to which Seller and Shareholder shall be liable for such matters exceed the value of the Consideration (the “Cap”).

6.5 Notice. The Indemnified Person shall give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnifying Person is likely to give rise to an indemnification claim. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby under this Article 6.

6.6 Defense of Third Party Actions.

(a) Promptly after receipt of notice of any claims, actions or suits of any third party (hereinafter a “Third Party Action”), any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 6.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c) By written notice within forty five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its reasonable expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses, caused by or arising out of any settlement of the Third Party Action or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the unconditional release by the third party claimant of the Indemnified Person, or consent to entry of any judgment, except with the consent of the Indemnified Person.

(d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f) In the event an Indemnifying Person successfully demonstrates that the party seeking indemnification is responsible and the Indemnifying Person is in fact the party entitled to indemnity hereunder, the Indemnifying Party shall be entitled to recover its Losses with respect to such matter from the party initially seeking indemnification hereunder.

(g) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

6.7 Miscellaneous.

(a) Buyer’s Indemnified Persons shall be entitled to indemnification under Section 6.2 and Sellers’ Indemnified Persons shall be entitled to indemnification under Section 6.3, regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person or disclosed in writing on the Schedules to the Seller’s Disclosure Letter or the Buyer’s Disclosure Letter, as applicable.

(b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

6.8 Payment of Indemnification. Claims for indemnification under this Article 6 shall be paid or otherwise satisfied by the Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person. In the event the Buyer is the Indemnified Person, Buyer may offset the amount of its claim against any obligation Buyer may have to Seller or Shareholder under this Agreement, including the obligation to pay any portion of the Consideration following the Closing.

ARTICLE 7. MISCELLANEOUS.

7.1 [Intentionally Omitted.]

7.2 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and, except as otherwise provided in this Agreement, no expenses of Seller or Shareholder relating in any way to the purchase and sale of the Subject Assets hereunder shall be charged to or paid by Buyer.

7.3 Notices. Any notice or other communication in connection with this Agreement shall be made in accordance with this Section 7.3 and shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission, receipt telephonically communicated) addressed as provided below and if either (a) actually delivered electronically or physically at said address (provided that if said address is a business, delivery is made during normal business hours), or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight receipted courier:

If to Shareholder or Seller, to:

ICS Systems, Inc.

Post Office Box 879

Colfax, North Carolina 27235

Attn: Elizabeth Byers

with a copy to:

Dan Sroka, Esq.

Post Office Box 1658

Greensboro, NC 27402

If to Buyer, to:

Computer Software Innovations, Inc.

900 East Main Street, Suite T

Easley, South Carolina 29640

Attention: Nancy Hedrick

with a copy to:

Leatherwood Walker Todd & Mann, P.C.

300 E. McBee Avenue, Suite 500

Greenville, South Carolina 29601

Attention: Richard L. Few, Esq.

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

7.4 Publicity and Disclosures. No press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the mutual consent of the parties, except as required by law. Seller and Shareholder acknowledge Buyer’s obligations to report under the Exchange Act with respect to the subject matter of this Agreement.

7.5 Confidentiality. Seller, Shareholder and Buyer entered into that certain Nondisclosure Agreement on September 11, 2007, incorporated herein by reference (“Confidentiality Agreement”), whereby all the parties agreed that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from Seller or Buyer in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder, or any terms hereof, unless such information is or hereafter becomes public information and except as otherwise required by law. The Confidentiality Agreement duties and obligations of the parties thereunder shall survive the Closing of the transactions contemplated hereby.

7.6 Entire Agreement. This Agreement (including all exhibits and all documents delivered pursuant to or referred to in this Agreement) constitutes the entire agreement between the parties and, except for the Confidentiality Agreement referenced in Section 7.5 above, supersedes all previous agreements between the parties including, but not limited to, the Purchase Proposal Term Sheet by and between Seller and Buyer dated             . All promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed herein or in the documents delivered pursuant to or referred to in this Agreement.

7.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

7.8 Assignability. Neither this Agreement, any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, nor any right to the payment of money or other obligations hereunder or thereunder may be assigned by Seller, Shareholder, or Buyer without the prior written consent of the other parties; provided, however, that Buyer may assign any of its rights under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing (a) to one or more banks or other lenders which provide financing to Buyer from time to time, (b) to any successor to all or substantially all of its business and assets relating to the subject matter of this Agreement and (c) to one or more subsidiaries (including subsidiaries of subsidiaries) of Buyer. Unless otherwise expressly consented to by the other parties hereto, no assignment by any party hereto shall relieve that party of any obligations hereunder or under any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing. Any assignment in violation of this Agreement shall be deemed a breach hereof for which Buyer shall be entitled to retain all amounts that would otherwise be payable by Buyer hereunder as liquidated damages and not as a penalty. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

7.9 Amendment. This Agreement may be amended only by a written agreement executed by Buyer, Seller, and Shareholder.

7.10 Binding Arbitration. Any controversy or claim arising out of or related to this Agreement or any transactions contemplated herein that cannot be amicably resolved, will be resolved by binding arbitration pursuant to the Federal Arbitration Act, U.S.C. §1 et seq., held in Greenville, South Carolina, or any other location mutually agreeable to the parties, in accordance with the commercial arbitration rules of the American Arbitration Association, as modified. The decree or judgment of any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the South Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.

7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

7.13 Effect of Table of Contents and Headings. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

7.14 Knowledge. For purposes of this Agreement, the knowledge of a person shall mean to the best of such person’s knowledge after due investigation.

7.15 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

Buyer:

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Its:	President/CEO

Seller:

ICS SYSTEMS, INC.

By:	/s/ Michael Byers
Its:	President

Shareholder:

/s/ Michael Byers
Michael Byers

Schedule 1.1(b)(viii)

Excluded Assets

There are no Excluded Assets.

For clarification, the following assets are located at ICS but are not the property of ICS and are not included in the Subject Assets:

1.	Radio & Pictures in Mike Byers’ and Beth Byers’ respective offices

2.	Red Sofa in Mike Byers’ office

3.	Red Chair in Library

4.	Wall Unit in Library (Tomlinsons Furniture)

5.	Desk Chair in John Fender’s office

6.	Desk Chair in Tom Shepard’s office

7.	Book Shelves in Ann Norton’s office

8.	Boston Speakers, Lamp and IBM Keyboard belong to Kelly

Schedule 1.2

Assumed Liabilities

OUTSTANDING ORDERS TO DATE

**Note that on outstanding software there will be additional revenue generated via Software Support Contracts that go into effect as applications are installed**

ATLANTIC BEACH
New server as per contract	$14,717.04

HILLSBOROUGH
Work as per contract	205.06

HAW RIVER
Laser printing as per contract	675.00

HENDERSON
Applications as per contract	15,250.00

HENDERSON
Install/training for above as per contract	6,720.00

JONESVILLE
Applications as per contract	5,000.00

JONESVILLE
Install/training for above as per contract	3,840.00

KURE BEACH
Applications as per contract	7,000.00

KURE BEACH
Install/training for above as per contract	7,140.00

KURE BEACH
Conversion contract for above as per contract (Estimate)	3,102.50

MONTREAT
Application as per contract	1,500.00

ROXBORO
Applications as per contract	13,250.00

ROXBORO
Install/training as per contract	9,310.00

ROWLAND
Application as per contract	1,000.00

TOTAL OUTSTANDING	$88,709.60

Schedule 1.13

Allocation of Purchase Price

Attached hereto.

ATTACHMENT TO SCHEDULE 1.13

Allocation of Purchase Price

Inventory- Spare Parts	$5,000.00
Furniture, Fixtures and Equipment	50,000.00
Non-Competition Agreements
Shareholder	500.00
Seller	500.00
Goodwill and Intangible Assets	1,544,000.00

TOTAL PURCHASE PRICE	$1,600,000.00